PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  John Stigall
Phone:   (859) 236-4181
Fax:     (859) 236-4363

                                CKF BANCORP, INC.
            ANNOUNCES PLAN TO DELIST FROM THE NASDAQ SMALLCAP MARKET
          AND FILE FORM 15 WITH THE SECURITIES AND EXCHANGE COMMISSION

         Danville, Kentucky, December 29, 2004 - CKF Bancorp, Inc. (CKFB), parent company of Central Kentucky Federal Savings Bank, announced that it had notified Nasdaq of its intent to delist its common stock from the Nasdaq SmallCap Market as of December 31, 2004. The Company stated that since its common stock is held of record by less than 300 persons it would be terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act") by filing a Form 15 with the Securities and Exchange Commission ("SEC") in early January 2005.

         Upon the filing of the Form 15, the obligations of CKF Bancorp, Inc. to file with the SEC certain reports and forms, including 10-KSB, 10-QSB, 8-K, and proxy statements were suspended. In addition, the common stock of CKF Bancorp, Inc. will no longer be eligible for quotation on the Nasdaq SmallCap Market.

         CKF Bancorp, Inc. is taking this action in order to reduce corporate costs associated with being a "reporting company" under the 1934 Act. John H. Stigall, President and Chief Executive Officer, stated, "After careful consideration, the board of directors determined to file the Form 15 and take action to deregister the common stock under the 1934 Act. Our common stock has been extremely thinly traded. The board of directors decided the advantages of being a reporting company under the 1934 Act do not offset the cost associated with SEC reporting requirements. Subsequent to deregistration, CKF Bancorp, Inc. will incur significantly reduced accounting and legal fees and the administrative burdens on our management will be reduced."

         As soon as possible subsequent to delisting, the Company's common stock is expected to commence trading on the OTC Bulletin Board. Hill Thompson and Magid Co., Inc. has agreed to use its best efforts to make a market in the common stock.

         Central Kentucky Federal Savings Bank's main office is located at 340
W. Main Street, Danville, Kentucky. The Bank also operates two full service branch offices, located in Danville and Lancaster, Kentucky and a loan production office in Nicholasville, Kentucky.

         This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values in our market area, the impact of changes in economic conditions in our market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in our market area, competition and information provided by third-party vendors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.